(99) Additional Exhibits

          (i) Press release re: Letter of Intent for sale of control of Techdyne, Inc. by the Company dated December 14, 2000.

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                                 Press Release

                 Medicore, Inc. Reports Proposed Sale of its
                      Control Interest in Techdyne, Inc.

                                                        For Immediate Release

HIALEAH, FLORIDA - December 14, 2000 - Medicore, Inc. (Nasdaq-MDKI) announced it has signed a Letter of Intent with Simclar International Ltd., to sell approximately 3,345,000 shares of its stock ownership of Techdyne, repre-senting a 51% interest of Techdyne, to Simclar at $3.00 per share for approximately $10,035,000. Medicore will continue to have an approximately 20% ownership interest in Techdyne.

Simclar is a private Scottish company engaged in contract manufacturing, with a complete CEM facility including PCB assembly, sheet metal fabrication, cable assembly and plastic injection molding through to complete product build. Its customers are involved in telecomms, including base stations, medical equipment, rapid transit market, computer peripherals and datacomms. Simclar has 250,000 square feet of manufacturing capacity and employs 900 people. Simclar is excited about the opportunities to develop and grow, with Techdyne, the contract manufacturing operations in the US market.

Techdyne, with four U.S. and one European location and an affiliate in China, is an international contract manufacturer of electronic and electro-mechanical products designed for OEMs and distributors in the data processing, telecommunications, instrumentation and food preparation equipment industries.

Management of Medicore, Simclar and Techdyne believe that the change in control will benefit all participants, and will enable Simclar and Techdyne to expand their customer bases, broaden their product lines, enter new geographic areas, enhance manufacturing capabilities, provide greater efficiencies in equipment, supplies, labor and costs, and enable each to better serve their combined existing customer base with enhanced product choices.

The sale of control and related changes in management of Techdyne are subject to executing a formal purchase agreement, satisfaction of due diligence by all parties, and the fulfillment of a variety of conditions and contingencies, including among others receipt of all necessary approvals and consents, which will include approval of Medicore shareholders.

In addition to the operations of Techdyne, Medicore is also engaged in the operation of kidney dialysis centers through Dialysis Corporation of America. Medicore owns 8% of Linux Global Partners which specializes in Linux software investments. For over 18 years Medicore has also distributed medical products for use in blood centers as well as in the monitoring of diabetes.

Assuming completion of the sale to Simclar of the control interest of Techdyne, Medicore anticipates using the funds to expand its medical supply and dialysis operations, and to repurchase approximately 1,000,000 shares of its outstanding common stock at current market prices. Techdyne's contract manufacturing operations represent approximately 69% of Medicore's assets and 85% of its sales.

For more information concerning the proposed sale of control, please contact Medicore at 2337 West 76th Street, Hialeah, FL 33016, or Thomas K. Langbein, Chairman of the Board, President, CEO of Medicore, Inc. at 201 288-8220.

                                   -more-

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This release contains forward looking statements that are subject to risks and uncertainties, including but not limited to those relating to completion of the sale of control of Techdyne to Simclar, the benefits expected from the change in control, the expected use of proceeds by Medicore from such sale, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Results may materially differ from those set forth in this release.